Exhibit 99.2

MEDIA: Lindsey Henry Moss
(816) 201-4321 lindsey.henry@cerner.com

INVESTORS: Allan Kells
(816) 201-2445 akells@cerner.com

Cerner to Acquire VitalWorks’ Medical Division,
a Leader in Physician Office Technologies
Transaction expands healthcare IT company’s strength in the physician practice market

KANSAS CITY, Mo.—Nov. 16, 2004—Cerner Corp. announced today it has signed an agreement to acquire VitalWorks’ Medical Division, a division of VitalWorks Inc., a leader in the private physician office information technology market. This transaction will expand Cerner’s presence in the physician practice market, an area which is expected to increase considerably as the federal government continues its push to bring medical information to the point of care.

“For more than a decade, Cerner’s vision has centered on a community health model focused on an individual, not an encounter, where Cerner becomes the network for healthcare information in major metropolitan and rural regions of this country that connects families, physicians, hospitals, laboratories and pharmacies,” said Neal Patterson, Cerner’s chairman and chief executive officer. “This acquisition will build on our already substantial hospital-affiliated physician client base, giving us additional reach across the entire spectrum of the physician practice market.”

VitalWorks’ Medical Division, with primary offices in Birmingham, Ala., and Minneapolis, maintains a significant presence in the healthcare information industry. VitalWorks’ Medical Division serves nearly 3,500 private physician offices and hospital clients with solutions for practice management, ambulatory electronic medical records, transaction processing and emergency departments. Cerner has an estimated 100,000 physicians using its solutions to manage their patients in hospitals, clinics and physician offices. This acquisition will bring nearly 30,000 additional physicians to Cerner, raising the total number of estimated physicians reached by Cerner to nearly 130,000.

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“Cerner believes physicians want a common method of caring for patients, regardless of whether it is in their office, a clinic, or a hospital,” said Patterson. “We are excited about how VitalWorks’ Medical Division’s client base will expand Cerner’s reach in the broader physician practice market. We believe this helps us toward our goal of finishing this decade with a substantial portion of the U.S. healthcare delivery system—including physician offices, hospitals, home health, laboratories and pharmacies—operating on the Cerner Millennium® platform.”

The government has increased efforts to formalize a national architecture for health information systems that will consist of a series of interconnected regional health information networks that electronically link the nation’s healthcare by way of computerized medical records. Physician offices have become a focal point in the push to ensure medical records follow the individual, giving clinicians the real-time access they need to make the best possible care decisions, coordinating care across the continuum of care, eliminating wasteful redundancy of testing and preventing medical errors. According to Forrester Research, the market for physician office practice management and clinical systems was $1.7 billion in 2003. It is estimated the untapped market for such technology in the ambulatory market is as high as $4 billion.

“For years, our team has been committed to delivering reliable technology and the highest levels of service to physician practices of all sizes,” said Daren McCormick, VitalWorks’ Medical Division vice president and general manager. “We’re very excited to now become an integral part of Cerner’s complete physician offering—eager to demonstrate our knowledge of this market and to show our clients how Cerner’s commitment to innovation and R&D can help in their quest to deliver improved quality care.”

VitalWorks’ Medical Division clients will benefit from the $1 billion Cerner has invested in research and development (R&D) since 1995, and the additional $1 billion of R&D investment that is anticipated during the next five to six years.

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“With Washington squarely focused on the physician practice space and with President Bush’s call to action for each American to have a personal health record within ten years, we believe there is a significant opportunity to make our vision of establishing a new medium between the physician and the person a vital reality,” Patterson said. “If we succeed, it will elevate care quality and reduce costs for every American. Also, we believe we will benefit from our experience and success in the United Kingdom where we leveraged our Cerner Millennium platform to create the first national transaction system. This system, called Choose and Book, will coordinate the scheduling of general practitioners and medical specialists appointments for a population of more than 50 million.”

The acquisition is valued at $100 million. VitalWorks’ Medical Division is projected to generate approximately $70 million of revenue in 2004, including more than $50 million of recurring revenue. VitalWorks’ Medical Division’s 415 associates will bring a sales and service organization that is already tailored to the needs of the private physician practice. These associates will become part of a new organization inside Cerner that is dedicated to providing physician practices with robust clinical and financial systems that are highly reliable and cost effective. This acquisition is also a major step in Cerner’s long-term objective of improving the visibility in its business model by increasing the amount of recurring revenue.

The purchase agreement was signed Nov. 15 and the acquisition is projected to close in the first quarter of 2005, pending regulatory approval. The acquisition is expected to be modestly accretive to earnings per share in 2005, with increasing contributions in 2006 and beyond. The acquisition will be paid for using existing cash and credit facilities. Cerner will provide more details about the transaction when it closes and will discuss the expected financial impact in more detail in early February 2005 when it releases results for the fourth quarter of 2004.

     Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo and Cerner Millennium®. NASDAQ: CERN; www.cerner.com.

     This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “will,” “expected,” “believes,” “goal,” “estimated,” “anticipated,” “projected,” “objective” and “opportunity” or the negative of these

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words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the parties will be unable to close the contemplated transaction, failure to obtain required regulatory approvals or to satisfy other contingencies, failure to reach the intended synergies, quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operation and the recruitment and retention of key personnel. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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